Exhibit 10.24
FIRST AMENDMENT TO THE
TRUST UNDER THE

WEINGARTEN REALTY INVESTORS

DEFERRED COMPENSATION PLAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN,

AND RETIREMENT BENEFIT RESTORATION PLAN

THIS AGREEMENT is made by and between Weingarten Realty Investors, a real estate investment trust organized under the laws of the State of Texas and having its principal office and place of business in Houston, Texas (the "Company") and Reliance Trust Company, a trust organization under the laws of the United States of America and having its principal office and place of business in Atlanta, Georgia, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company is the Plan Sponsor of the Weingarten Realty Investors Deferred Compensation Plan, the Weingarten Realty Investors Supplemental Executive Retirement Plan and the Weingarten Realty Investors Retirement Benefit Restoration Plan which are unfunded executive benefit plans providing deferred compensation benefits to a select group of its management or highly compensated employees (collectively, the “Plan”); and

WHEREAS, the Company and the Trustee have previously entered into a trust agreement (the “Trust”) to hold the Trust assets and to receive contributions by the Company to be held therein, subject to the claims of the Company's creditors in the event of the Company's insolvency, as defined under the Trust, until paid to the Plan participants and their beneficiaries in such manner and at such times as specified in the Plan or paid to the Company in accordance with the terms of the Trust; and

WHEREAS, the Company has amended the Plan to permit the elective deferral of non-vested Restricted Shares and future Restricted Share Awards; and

WHEREAS, the Company and Trustee desire to amend the Trust to provide for the return of any forfeited Restricted Shares; and

WHEREAS, it is the intention of the parties that the Trust, as amended, shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded Plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees according to Title I of the Employee Retirement Income Security Act of 1974 as amended;

NOW, THEREFORE, the parties do hereby amend the Trust as follows:

Section 4(a) of the Trust is amended in its entirety to read as follows:

SECTION 4. PAYMENTS TO COMPANY

(a) Except as provided in Sections 3 and in this Section 4, because the Trust is irrevocable, in accordance with Section 1(b) hereof, the Company shall not have the right or the power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Participants or their beneficiaries pursuant to the terms of the Plan. If at any time prior to the Company being determined to be Insolvent for purposes of this Trust Agreement, a Participant should forfeit all or any portion of the benefits provided under the Plan, then the portion of the Trust assets attributable to the such forfeited benefit(s), upon written direction of the Company, shall be returned to the Company as soon as practicable. Such written direction shall specify the name of the Participant, the amount of the forfeiture and the Trust asset(s) to be so returned incident to such forfeiture.

IN WITNESS WHEREOF, the Company and the Trustee have executed this First Amendment each by action of a duly authorized person.

WEINGARTEN REALTY INVESTORS

By: /s/ Stephen Richter
Name/Title:  Sr. VP/CFO

Date: 3/16/04

RELIANCE TRUST COMPANY

By: /s/ Howard Kaplan

Name/Title: SVP

Date: 3/18/04